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Exhibit 23.1
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                          INDEPENDENT AUDITORS' CONSENT



Board of Directors:
Paravant Inc. and Subsidiaries

     We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-62851) and Form S-3 (No. 333-82649) of Paravant Inc. and subsidiaries of our report dated November 10, 2000 relating to the consolidated balance sheets of Paravant Inc. and subsidiaries as of September 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for the years then ended, which report appears in the September 30, 2000 Annual Report on Form 10-KSB of Paravant Inc. and subsidiaries.


                                           KPMG LLP


Orlando, Florida
December 22, 2000